Exhibit 10.2

[FORM OF TRANSITION SERVICES AGREEMENT]

This TRANSITION SERVICES AGREEMENT (this “Agreement”), dated as of [•], 2008, is by and between Kraft Foods Global, Inc., a Delaware corporation (together with its applicable affiliates, “Service Provider”), and Ralcorp Holdings, Inc., a Missouri corporation (“Service Receiver”).

WITNESSETH:

WHEREAS, Kraft Foods, Inc., Cable Holdco, Inc., Service Receiver, and Ralcorp Mailman LLC (a subsidiary of Service Receiver) have entered into an RMT Transaction Agreement dated as of November 15, 2007 (the “RMT Transaction Agreement”);

WHEREAS, in connection with the RMT Transaction Agreement, Service Receiver and Service Provider desire that Service Provider provide Service Receiver with certain transition services as set forth herein; and

WHEREAS, capitalized terms used herein and not otherwise defined herein have the meanings given to such terms in the RMT Transaction Agreement;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE I.

Transition Services.

1.1. General. During the term of this Agreement as set forth in Section 6.1 below (the “Transition Period”), unless earlier terminated by Service Receiver, Service Provider shall provide, or cause its affiliates to provide, to Service Receiver or its affiliates from the Closing Date and for the period of time and charges described on Annex A attached hereto with respect to each of the services, each of the services set forth on Annex A (the “Services”). All Services to be performed in Canada pursuant to Annex A shall be provided by a Canadian affiliate of Service Provider.

1.2. Standard of Care. The Services shall be provided in the manner and at a relative level of service consistent in all material respects with that provided by Service Provider or its affiliates to the Business immediately prior to the Closing Date. Service Receiver agrees to purchase and pay for the Services as provided for herein. Service Provider will provide no services other than those set forth on Annex A or as provided for in Section 1.5 unless otherwise mutually agreed by Service Provider and Service Receiver; without limiting the foregoing, the Services shall not include any tax, regulatory compliance, legal or other related services.

1.3. Third Party-Owned Software; Consents. In addition to the charges set forth on Annex A, Service Receiver agrees to pay any amounts that are required to be paid to any licensors of software or any third-party service providers that are used in connection with the provision of any Services hereunder, including any amounts that are required to be paid to any such licensors or other third parties to obtain the consent of such licensors or other third parties to provide any of the Services hereunder.

1.4. Other Third Party Services. To the extent that Service Provider requires other third party services (the costs of which are not reflected on or included in the charges set forth on Annex A) in order to perform one or more of the functions described in Annex A, Service Provider shall receive prior written consent (to be provided in sufficient time for Service Provider to procure such Services) from Service Receiver prior to obtaining those third party services, it being understood that if Service Receiver shall withhold such consent, Service Provider’s obligation to provide such Services shall terminate. If Service Receiver provides its written consent in connection with obtaining such third party services, Service Receiver shall bear the costs of any such third party services on a pass through basis.

1.5. Non-Assigned Contracts. In the event that any Contracts relating to the Business are not included in the Assigned Contracts, the benefits of such Contracts are not being provided to Service Receiver pursuant to Annex A hereto, Services provided under this Agreement do not otherwise provide Service Receiver with equivalent benefits, and the type of benefits provided under such Contract are not reasonably available to Service Receiver from third party sources, at Service Receiver’s request Service Provider shall use commercially reasonable efforts to provide the benefits of such Contract to Service Receiver as an additional Service under this Agreement (with service fees consistent with the fees set forth for similar Services under this Agreement, and Service Receiver will reimburse Service Provider for any out of pocket costs it incurs in connection with such Contract), provided that in no case shall Service Provider be required to amend or modify any existing contract in order to provide the Services.

1.6. System Upgrades. Service Provider will have no obligation to upgrade, enhance or otherwise modify any services or any computer hardware, software or network environment currently used by Service Provider or to provide any support or maintenance services for any computer hardware, software or network environment that has been upgraded, enhanced or otherwise modified from the computer hardware, software or network environments that are currently used by Service Provider. In the event that Service Provider makes any such upgrade, enhancement or other modification on a system-wide basis, Service Provider shall be permitted to make such upgrade, enhancement or other modification even if it requires a modification on behalf of Service Receiver at its own expense in order to continue receiving Services; provided, however, if such upgrade, enhancement or other modification requires a modification on behalf of Service Receiver, Service Provider shall provide at least thirty (30) days’ written notice to Service Receiver prior to making such upgrade, enhancement or other modification.

1.7. Service Receiver Instructions. Service Receiver acknowledges that some of the Services require instructions and information from Service Receiver, which Service Receiver agrees to provide, to the extent practicable, to Service Provider in sufficient time for Service Provider or its affiliates to provide or procure such Services. Service Receiver shall pay any additional costs or expenses resulting from any delay by Service Receiver in providing such instructions.

1.8. Subcontractors. Service Provider shall have the right, directly or through one or more affiliates, to hire or engage one or more subcontractors or other third parties (each, a “Subcontractor”) to perform all or any of its obligations under this Agreement; provided that Service Provider shall remain ultimately responsible for the performance or non-performance of any Subcontractor and for ensuring that the obligations with respect to the nature, quality and standards of care set forth in this Agreement are satisfied with respect to any services provided by any Subcontractor.

1.9. Title to Equipment. Except as provided in the RMT Transaction Agreement, all tools, equipment, facilities, and other resources proprietary to and used by Service Provider, any of its affiliates or any third party service provider in connection with the provision of Services hereunder (collectively, the “Equipment”) shall remain the property of Service Provider, its affiliates or such third party service provider and, except as otherwise provided herein, shall at all times be under the sole direction and control of Service Provider, its affiliates or such third party service provider.

1.10. Management and Control. Except as otherwise provided herein, management of, and control over, the provision of the Services (including the determination or designation at any time of the equipment, employees and other resources of Service Provider, its affiliates, or any third party service provider to be used in connection with the provision of the Services) shall reside solely with Service Provider. Without limiting the generality of the foregoing, all labor matters relating to any employees of Service Provider, its affiliates and any third party service provider shall be within the exclusive control of such parties. Service Provider shall be solely responsible for the payment of all salary and benefits and all income tax, social security taxes, unemployment compensation, tax, workers’ compensation tax, other employment taxes or withholdings, and premiums and remittances with respect to employees of Service Provider and its affiliates used to provide Services.

ARTICLE II.

Use of Intellectual Property

2.1. Licensed Technology. Subject to the terms and conditions of this Agreement, Service Receiver hereby grants to Service Provider royalty-free, non-exclusive, non-transferable, license to use the Assigned Patents and the Assigned Trade Secrets (collectively referred to herein as the “Licensed Technology”) only in connection with the provision of Services during the Term.

2.2. Service Provider acknowledges and agrees that Service Receiver owns, and shall continue to own, all right, title, and interest in, to, and under any and all of the Licensed Technology. All use of the Licensed Technology by Service Provider in connection with its provision of the Services identified in this Agreement shall inure solely to the benefit of Service Receiver. Service Provider acknowledges and agrees that its use of the Licensed Technology pursuant to this Agreement shall not vest in Service Provider any right, title, or ownership in the Licensed Technology.

2.3. Service Receiver shall have the sole and exclusive right to file any additional patent applications and/or copyright applications, as the case may be, on any of the Licensed

Technology. Service Provider shall not, directly or indirectly, patent, register, apply for patent or registration, or otherwise attempt to acquire any legal protection in or for the Licensed Technology and/or any other proprietary rights related to the Licensed Technology.

2.4. Service Receiver’s Marks. Subject to the terms and conditions of this Agreement, Service Receiver hereby grants to Supplier a royalty-free, non-exclusive, non-transferable, license to use Service Receiver’s Marks (as defined in Section 2.8 below) only in connection with the provision of Services during the Term.

2.5. Service Provider acknowledges and agrees that Service Receiver owns all right, title, and interest in, to, and under the Assigned Marks used in connection with the Products manufactured or sold in connection with the Business, and that Service Receiver also owns the goodwill related to such marks and to the business and goods in relation to which such marks have been used. Service Provider, in connection with its use of Service Receiver’s Marks for purposes of providing the Services required by this Agreement, shall not directly or indirectly do or suffer to be done any act or thing that might in any way adversely affect any rights of Service Receiver in, to, or under any of Service Receiver’s Marks, or which might reduce the value thereof or detract from their reputation, image or prestige unless such result is a necessary by-product of the Services provided. All uses of Service Receiver’s Marks under this Agreement, and any and all goodwill generated by use of Service Receiver’s Marks to provide the Services, shall inure solely to the benefit of Service Receiver. Service Provider acknowledges and agrees that its use of Service Receiver’s Marks pursuant to this Agreement shall not vest in Service Provider any right, title or ownership in any of Service Receiver’s Marks.

2.6. Service Provider agrees that all Services provided by it using Service Receiver’s Marks will be of high quality and shall be at least equal in quality to the quality of Services or comparable services provided by Service Provider as of the Closing Date.

2.7. Service Receiver consents to Service Provider’s use of Service Receiver’s Marks in any manner and for any purpose substantially similar to the uses made by Service Provider in connection with the Business prior to the Closing Date and to all uses that Service Provider in good faith deems reasonable, necessary or required in order for Service Provider to comply with the terms of this Agreement and to provide the Services required by this Agreement.

2.8. For purposes of this Agreement, “Service Receiver’s Marks” means the Assigned Marks and all other U.S. or foreign trademarks, service marks, trade dress, trade names, symbols, characters, emblems, insignia, slogans, common law trademarks, product names, logos, label designs, product packaging and other indicia of origin owned by Service Receiver, all U.S., foreign, community, protocol, international, and other applications to register and registrations therefore, all renewals and extensions of any of the foregoing, and the goodwill associated with any and all of the foregoing.

ARTICLE III.

Billing and Payment.

3.1. Service Provider (or its Canadian affiliate, as applicable) will submit reasonably detailed invoices to Service Receiver for its charges for Services provided under this Agreement at the end of each accounting month during the Transition Period, and for so long as Service Provider (or its Canadian affiliate, as applicable) is providing Cash Processing Services, such invoices shall be paid as provided in Section 3.2. Thereafter, Service Receiver agrees to pay all such invoices promptly, by wire transfer in accordance with the instructions provided by Service Provider (in writing to Service Receiver) not later than 30 days following receipt by Service Receiver of Service Provider’s invoice. Service Receiver shall be entitled to receive from Service Provider (or its Canadian affiliate, as applicable) any appropriate and reasonable support documentation for any such invoices. Should Service Receiver dispute any portion of any invoice, Service Receiver must notify Service Provider in writing of the nature and the basis of the dispute within 30 days after the date of the receipt of the applicable invoice, after which time Service Receiver shall have waived any rights to dispute. Service Receiver will not offset any amounts owing to it by Service Provider (or its Canadian affiliate) against amounts payable by Service Receiver hereunder, under the RMT Transaction Agreement or under any of the other Collateral Agreements or the Tax Sharing Agreement. To the extent that the cost for a Service set forth in Annex A is provided on an annualized basis, for any given calendar month during which such Service is provided to Service Receiver, Service Receiver shall pay the prorated portion of such listed amount for such month, other than fees or costs for which Service Provider is obligated to pay a lump sum up to a full year amount.

3.2. In connection with the performance of certain Services, Service Provider (or its Canadian affiliate, as applicable) will be making cash payments and collecting cash receipts and receivables on behalf of and for the benefit of Service Receiver (such services referred to herein as “Cash Processing Services”). During the Transition Period, Service Provider (or its Canadian affiliate, as applicable) will, within fifteen (15) business days after the end of each accounting month of Service Provider, commencing with the end of the first full accounting month after the Closing Date, deliver to Service Receiver a statement setting forth the cash payments and collections made in connection with the Cash Processing Services during the preceding month. If the net amount of cash payments and collections resulted in Service Provider (or its Canadian affiliate, as applicable) collecting more cash than it paid during such month (only with respect to Cash Processing Services), Service Provider (or its Canadian affiliate, as applicable) will pay to Service Receiver the amount of such excess reduced by the amount of the invoice submitted by Service Provider (or its Canadian affiliate, as applicable) to Service Receiver for Service Provider’s (or its Canadian affiliate’s, as applicable) charges for Services provided during such month pursuant to this Agreement. If the net amount of cash payments and collections resulted in Service Provider (or its Canadian affiliate, as applicable) collecting less cash than it received during such month (only with respect to Cash Processing Services), Service Receiver must pay to Service Provider (or its Canadian affiliate, as applicable) the amount of such excess, increased by the amount of the invoice submitted by Service Provider (or its Canadian affiliate, as applicable) to Service Receiver for Service Provider’s (or its Canadian affiliate’s, as applicable) charges for Services provided during such month pursuant to this Agreement, in each case within fifteen (15) business days after the cash statement for that month has been delivered to Service Receiver. Service Provider (and its Canadian affiliate, as applicable) will have no obligation to pay more than it collects with respect to such Cash Processing Services. Notwithstanding Section 3.3, neither Service Provider (nor its Canadian affiliate) nor Service Receiver will pay any interest on any of such cash payments.

3.3. All payments required to be made pursuant to this Agreement (except pursuant to Section 3.2) will bear interest from and including the date ten (10) days after such payment is due, but excluding the date of payment, at a rate equal to the prime rate (as set forth in the Wall Street Journal in effect during the period) plus 2% from the date such interest begins to accrue to the date of payment. Such interest will be paid when the payment is made and will be calculated on the basis of a year of 365 days and the actual number of days elapsed, compounded quarterly.

3.4. This Article III shall survive any termination of this Agreement with respect to Services provided pursuant to this Agreement for which Service Provider or Service Receiver has not yet been paid.

3.5. In addition to any amounts otherwise payable pursuant to this Agreement, Service Receiver shall be responsible for any and all sales, use, excise, or similar taxes (“Sales Taxes”) and shall either (a) remit such Sales Taxes to Service Provider (or its Canadian affiliate, as applicable) (and Service Provider (or its Canadian affiliate, as applicable) shall remit the amounts so received to the applicable taxing authority) or (b) provide Service Provider (or its Canadian affiliate, as applicable) with a certificate or other proof evidencing an exemption from liability for such Sales Taxes.

ARTICLE IV.

Validity of Documents.

The parties hereto shall be entitled to rely upon the genuineness, validity or truthfulness of any document, instrument or other writing presented in connection with this Agreement unless such document, instrument or other writing appears on its face to be fraudulent, false or forged.

ARTICLE V.

Canadian Matters.

5.1. Service Receiver warrants to Service Provider that the recipient of Canadian Services will, as of the Closing, be registered for GST, QST, HST and PST in Canada.

5.2. Service Provider warrants to Service Receiver that the provider of Canadian Services will be duly registered for GST, QST, HST and PST in Canada.

5.3. Service Receiver shall provide to Service Provider Service Receiver’s, or Service Receiver’s appropriate affiliates’, U.S., foreign and Canada Tax identification and Tax registration numbers (GST, QST, HST and PST) prior to the Closing Date.

5.4. Service Provider shall provide to Service Receiver Service Provider’s, or Service Provider’s appropriate affiliates’, U.S., foreign and Canada Tax identification and Tax registration numbers (GST, QST, HST and PST) prior to the Closing Date.

ARTICLE VI.

Term of Agreement.

6.1. The term of this Agreement shall commence on the Closing Date and shall continue (unless sooner terminated pursuant to the terms hereof) for the service period set forth in Annex A with respect to particular Services described therein. Service Receiver reserves the right to extend, for up to two consecutive three (3) month periods (each, an “extension period”), certain categories of Services upon 30 days notice prior to the end of the Transition Period or such extension period, as applicable, provided that (a) the following Services must be extended simultaneously (i.e., the extension of one of the following Services will automatically result in the extension of all of the following Services): sales, order processing, billing, collections, distribution, logistics, warehousing services, and general ledger processing and reporting and (b) at the time of such extension, Service Receiver is in compliance with its obligations under Section 6.2. The obligations of the parties in Article VIII, IX, X, XII, XIII, XVII, and XIX, and the obligations to make payments under Article III with respect to Services performed pursuant to this Agreement for which Service Provider (or its Canadian affiliate, as applicable) has not been paid prior to termination, shall survive any termination of this Agreement. Notwithstanding the foregoing, either Service Provider or Service Receiver may terminate this Agreement immediately upon the giving of notice if:

(a) Either party suspends or discontinues its business operations, makes any assignment for the benefit of its creditors, commences voluntary proceedings for liquidation in bankruptcy, admits in writing its inability to pay its debts generally as they become due, consents to the appointment of a receiver, trustee or liquidator of all or any part of its property, or if there is an execution sale of a majority of its assets;

(b) Involuntary bankruptcy or reorganization proceedings are commenced against the other party or any of its properties, or if a receiver or trustee is appointed for such party or any of its properties (which petition or proceeding remains undischarged or unstayed for a period of more than thirty (30) days);

(c) Either party files or consents to the filing of a petition for reorganization or arrangement under bankruptcy, insolvency or similar laws; or

(d) Either party fails materially to comply with any provision of this Agreement on its part to be performed and fails to cure or take reasonable steps to cure the breach within thirty (30) days after receiving written notice of such breach.

6.2. Service Receiver shall use its commercially reasonable efforts to assume the Services or transition the Services to a third party provider as soon as reasonably practicable following the date hereof.

ARTICLE VII.

Partial Termination.

Any and all of the Services provided by Service Provider and its affiliates hereunder are only terminable earlier than the period specified in Annex A by Service Receiver on thirty (30) days’ prior written notice to Service Provider; provided, however, that the following Services must be terminated simultaneously (i.e., the termination of one of the following Services will automatically result in termination of all of the following Services): sales, order processing, billing, collections, distribution, logistics, warehousing services, and general ledger processing and reporting. Any such termination must occur as of the end of an accounting month of Service Provider.

ARTICLE VIII.

Confidentiality.

8.1. For purposes of this Agreement, “Confidential Information” shall mean any and all information related to the business (including but not limited to the Business) or products (including but not limited to the Products) of a party (or its parent or affiliate companies, suppliers or customers), including, but not limited to, drawings, models, engineering and design specifications, inventions, know-how, processes, formulations, research and development, manufacturing information, brands, business and marketing plans, customers’, contractors’ and subcontractors’ names, expertise of employees and consultants, design concepts, financial data, customer and product development plans, forecasts, strategies, analytics, concepts, letters of intent and contracts that a party (or its parent or affiliate companies) discloses to the other party (or its parent or affiliate companies), directly or indirectly, in writing, orally, electronically or by observation or any other form of communication or detection.

8.2. The receiving party will keep the Confidential Information obtained from the disclosing party strictly confidential and will not disclose the Confidential Information to any third party without the prior written consent of the disclosing party except pursuant to the requirements of this Article, and shall use its reasonable best efforts to advise its employees of the obligations regarding confidentiality contained in this Agreement to the extent and in the manner that the receiving party would advise employees of such obligations under its normal procedures. The receiving party further agrees not to use the Confidential Information provided by the disclosing party for any purpose other than the purposes contemplated by this Agreement. The disclosing party acknowledges that the receiving party shall be entitled to use the Confidential Information for the purposes contemplated by this Agreement.

8.3. The obligations of this Article shall not apply to any portion of Confidential Information which (i) was generally available to the public at the time of disclosure to the receiving party, (ii) becomes generally available to the public other than as a result of an action of the receiving party subsequent to the disclosure to the receiving party, (iii) was available to the receiving party on a non-confidential basis prior to its disclosure by the disclosing party as demonstrated by the receiving party’s written records, (iv) becomes available to the receiving party from a source other than the disclosing party without violating any obligation of confidentiality, or (v) is independently developed by the receiving party without reference to the Confidential Information. The above exceptions, other than that set forth in clause (iii), shall apply equally to Assigned Trade Secrets disclosed to the Service Provider as the receiving party.

8.4. In the event that the receiving party is required by applicable law to disclose all or any part of the Confidential Information, the receiving party will provide the disclosing party with prompt notice of such request so that the disclosing party may seek an appropriate protective order. If such a protective order is not obtained, the receiving party agrees to furnish only that portion of the Confidential Information which it is advised by its counsel is legally required. The receiving party will provide a copy of any Confidential Information which is being disclosed pursuant to the provisions of this Article to the disclosing party prior to disclosing such Confidential Information to a third party.

8.5. Upon the request of the disclosing party, at the termination of any Service, the receiving party will return to the disclosing party or destroy all Confidential Information relating to such Service which was provided in writing to the receiving party by the disclosing party, together with any copies made thereof (except for one copy of such Confidential Information to be held by internal legal counsel for Service Provider in the event of a dispute between the parties relating to such Service). If the disclosing party requests that Confidential Information be destroyed, the receiving party will confirm such destruction in writing. The receiving party will be entitled to retain solely for archival purposes any notes, memoranda, analyses or other documents prepared by the receiving party which contain or reflect Confidential Information provided by the disclosing party, subject to the confidentiality obligations of this Agreement.

8.6. Each party agrees that money damages will not be a sufficient remedy for any breach or threatened breach of the confidentiality provisions of this Agreement by it and that the other party is entitled to seek specific performance and injunctive relief as remedies for any such breach or threatened breach. Such remedies shall not be deemed to be the exclusive remedies for a breach of the confidentiality provisions of this Agreement, but shall be in addition to all other remedies available at law or equity.

8.7. Each party’s obligations under this Agreement with respect to Confidential Information of the other party which it has received hereunder shall continue for as long as the Confidential Information remains a trade secret or for a period of two (2) years after the termination of this Agreement, whichever is later.

ARTICLE IX.

Limitation of Liability.

Neither party nor their affiliates, and their respective officers, directors and employees, shall be liable to the other party (or its affiliates) for any special, consequential, punitive or exemplary damages (including lost or anticipated revenues or profits relating to the same) arising from any claim relating to this Agreement or any of the Services provided hereunder, whether such claim is based on warranty, contract, tort (including negligence or strict liability) or otherwise, even if an authorized representative of the other party is advised of the possibility or likelihood of the same. In addition, neither party nor their affiliates, nor their respective officers, directors and employees, shall be liable to the other party (or its affiliates) for any direct or incidental damages arising from any claim relating to this Agreement or any of the Services provided hereunder or required to be provided hereunder, except to the extent that such direct or incidental damages are caused by the gross negligence, fraudulent acts or intentional misconduct of such party or its affiliates, and in no case shall Service Provider or its affiliates, and their respective officers, directors and employees, be liable in the aggregate for an amount in excess of the amount of fees actually paid by Service Receiver under this Agreement, except to the extent that such direct or incidental damages are caused by the gross negligence, fraudulent acts or intentional misconduct of Service Provider or its affiliates. In no case shall Service Receiver or its affiliates, and their respective officers, directors and employees, be liable in the aggregate for an amount in excess of the amount of fees actually to be received by Service Provider under this Agreement (other than with respect to third party claims), except to the extent that such direct or incidental damages are caused by the gross negligence, fraudulent acts or intentional misconduct of Service Receiver or its affiliates.

ARTICLE X.

Indemnification.

Service Receiver shall indemnify, defend and hold Service Provider, its affiliates, their officers, directors and employees harmless from and against any and all losses, liabilities, and expenses (“Losses”) arising from or in connection with this Agreement or the Services provided hereunder. Service Provider shall indemnify, defend, and hold Service Receiver, its affiliates, their officers, directors and employees harmless from and against any and all Losses arising from or in connection with this Agreement or the Services provided hereunder to the extent caused by the gross negligence or intentional misconduct of Service Provider or its affiliates. All claims for indemnification pursuant to this Article X shall be made in accordance with the applicable procedures set forth in the RMT Transaction Agreement.

ARTICLE XI.

Force Majeure.

Performance under this Agreement shall be excused to the extent a party hereto is prevented from or delayed in complying, either totally or in part, with any of the terms or provisions of this Agreement by reason of fire, flood, storm, strike, lockout or other labor trouble or shortage, delays by unaffiliated suppliers or carriers, shortages of fuel, power, raw materials or components, any law, order, proclamation, regulation, ordinance, demand, seizure or requirement of any governmental authority, riot, civil commotion, war, rebellion, acts of terrorism, nuclear accident or other causes beyond the reasonable control of any such person or other acts of God, or acts, omissions or delays in acting by any governmental or military authority, in which case, upon notice to the other party, the affected provisions and/or other requirements of this Agreement shall be suspended during the period of such disability and the affected party shall have no liability to the other party, its affiliates or any other person in connection therewith. Service Provider and Service Receiver shall make commercially reasonable efforts to remove such disability within thirty (30) days after giving notice of such disability.

ARTICLE XII.

Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

ARTICLE XIII.

Notices.

All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by telecopy, or sent, postage prepaid, by registered, certified, or express mail, or reputable overnight courier service and shall be deemed given when delivered by hand or telecopied, three (3) days after mailing (one (1) business day in the case of guaranteed overnight express mail or guaranteed overnight courier service), as follows:

If to Service Provider:

[•]

[•]

[•]

Fax: [•]

Attn: [•]

with a copy to:

Faiza J. Saeed, Esq.

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, New York 10019

Fax: (212) 474-3700

If to Service Receiver:

[•]

[•]

[•]

Fax: [•]

Attn: [•]

with a copy to:

[•]

[•]

[•]

Fax: [•]

Attn: [•]

ARTICLE XIV.

Successors and Assigns, Third Party Beneficiaries.

14.1. Except as set forth below, this Agreement and the rights and obligations hereunder shall not be assignable or transferable by Service Receiver or Service Provider (including by operation of law in connection with a merger, or sale of substantially all the assets, of Service Receiver or Service Provider) without the prior written consent of each of the other parties hereto. Any attempt to do so without such consent shall be null and void. Upon notice, (i) Service Provider may assign this Agreement without Service Receiver’s consent to any affiliate or to any person, corporation, or other entity purchasing all or substantially all of the assets or stock of the business operations to which this Agreement relates and (ii) Service Receiver may assign this Agreement without Service Provider’s consent to any affiliate or to any person, corporation or other entity purchasing all or substantially all of the assets or stock of Service Receiver’s business; provided, however, that in the event Service Receiver proposes to assign this Agreement to a direct competitor of Service Provider or any other entity which Service Provider reasonably deems to be unacceptable, such assignment shall require the consent of Service Provider in its sole discretion. In the event of a permitted assignment under this Article XIV, the assigning party shall have no further liabilities or obligations arising after the date of the assignment of this Agreement.

14.2. Subject to Section 14.1, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their permitted successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any person, other than (i) the parties and successors and assigns permitted by Section 14.1 and (ii) the persons identified in Article X, any right, remedy or claim under or by reason of this Agreement.

ARTICLE XV.

Amendments, Waivers.

No amendment to this Agreement shall be effective unless it shall be in writing and signed by each party hereto. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE XVI.

Severability.

If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

ARTICLE XVII.

Dispute Referral.

In the event of any dispute or disagreement between Service Receiver and Service Provider as to the interpretation of any provision of this Agreement (or the performance of obligations hereunder), the matter, upon written request of either party, shall be referred to representatives of the parties for decision. Such representatives shall meet promptly, and in any event, within ten (10) days after delivery of any such written request, in a good faith effort to resolve the dispute. If such representatives do not agree upon a decision within 30 days after delivery of any such written request, each of Service Receiver and Service Provider shall be free to exercise the remedies available to it under applicable law and this Agreement.

ARTICLE XVIII.

Relationship of Parties.

Except as specifically provided herein, none of the parties shall act or represent or hold itself out as having authority to act as an agent or partner of the other parties or in any way bind or commit the other party to any obligations. Nothing contained in this Agreement shall be construed as creating a partnership, joint venture, agency, trust, or other association of any kind, each party being individually responsible only for its obligations as set forth in this Agreement.

ARTICLE XIX.

Actions and Proceedings.

19.1. Each party shall nominate in writing a representative to act as the primary contact with respect to the provision of the Services and the resolution of disputes under this Agreement (each such person, a “Service Coordinator”). The initial Service Coordinators shall be [•] and [•]. In the event of any dispute or disagreement between Service Receiver and Service Provider as to the interpretation of any provision of this Agreement (or the performance of obligations hereunder), the matter, upon written request of either party, shall be referred to the Service Coordinators for decision. The Service Coordinators shall meet promptly, and, in any event, within ten (10) days after delivery of any such written request, in a good faith effort to resolve the dispute. If the Service Coordinators do not agree upon a decision within 30 days after delivery of any such written request, each of Service Receiver and Service Provider shall be free to exercise the remedies available to it under applicable law.

19.2. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or the Delaware Chancery Court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal court sitting in the State of Delaware or the Delaware Chancery Court. Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any other action relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by the personal delivery of copies of such process to such party. Nothing in this Article XIX shall affect the right of any party hereto to serve legal process in any other manner permitted by law.

ARTICLE XX.

Execution in Counterparts.

This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement. Provided that one or more counterparts of this Agreement have been signed by each of the parties and delivered to the other party, this Agreement shall become effective on the Closing Date of the RMT Transaction Agreement.

ARTICLE XXI.

Entire Agreement.

This Agreement (including Annex A hereto), the RMT Transaction Agreement, and the other Collateral Agreements constitute the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and, except to the extent specifically set forth herein, supersede all prior agreements and understandings relating to such subject matter.

ARTICLE XXII.

Interpretation.

For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein (i) to Articles or sections mean the Articles or sections of this Agreement and (ii) to an agreement, instrument, or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement. Headings of Articles or sections are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Exhibits to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

[Service Provider]

By:
Name:
Title:

[Service Receiver]

By:
Name:
Title: